BANKWELL FINANCIAL GROUP, INC. REPORTS THE PLANNED RETIREMENT OF ITS CHIEF FINANCIAL OFFICER

NEW CANAAN, CT (June 14, 2016) – Bankwell Financial Group, Inc. (NASDAQ: BWFG), the holding company for Bankwell Bank, announced that Ernest J. Verrico, Sr., its Chief Financial Officer and Executive Vice President, has tendered his retirement notice effective January 31, 2017. Mr. Verrico was named Chief Financial Officer and Executive Vice President of the Company in September 2009 and served as the Chief Operating Officer from 2010 until 2013.

Mr. Verrico came to Bankwell as a member of the executive management team with over 30 years' experience, holding several executive positions at First Union National Bank of CT and Cornerstone Bank, and prior to that, a six year career at PriceWaterhouseCoopers where he specialized in serving banks and financial clients. Mr. Verrico was a key member of the Bankwell executive team during the 2014 road-show presentations for the Company's 2014 Initial Public Offering. Mr. Verrico was also very instrumental in negotiating the successful acquisitions of The Wilton Bank and Quinnipiac Bank & Trust Company. Since Mr. Verrico's arrival, the Bank has grown from approximately $300 million in assets to $1.4 billion at March 31, 2016.

Mr. Verrico said:   "I am proud to be a member of the Bankwell executive team and will continue to work with the Company in the search for my successor.  I want to personally thank all of the Directors who have supported me over the years and a special thanks to all my friends on the Bankwell Team."

Mr. Gruseke said: "Ernie has been an important part of the Bankwell team for almost seven years.  During that time, Bankwell has grown its assets by 367% and Ernie helped the Bank through its initial public offering and two acquisitions.  We thank him for his dedication and congratulate Ernie on his retirement. Bankwell has initiated a search for a new CFO and Ernie's availability through January, 2017 will ensure a smooth transition."

About Bankwell Financial Group

Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, Connecticut. For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Ernest J. Verrico Sr., Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.

For more information, visit www.mybankwell.com

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.